Exhibit 99.1

Chelsea Therapeutics to Raise $12.6 Million in Registered Direct Offering

•	Financing to Accelerate Commercialization and Marketing Initiatives for Droxidopa

CHARLOTTE, NC, July 23, 2009 – Chelsea Therapeutics International, Ltd. (NASDAQ: CHTP) announced that it has entered into definitive subscription agreements with several investors to raise approximately $12.6 million in a registered direct offering, before deducting placement agent fees and offering expenses. At closing, Chelsea will issue approximately 3.2 million shares of its common stock priced at $4.00 per share, with the net proceeds to Chelsea of approximately $11.8 million. The financing is expected to close on or about July 28, 2009, subject to customary closing conditions.

Chelsea intends to use the proceeds from the offering to accelerate the commercialization and marketing of droxidopa for the treatment of symptomatic neurogenic orthostatic hypotension (NOH), as well as to fund the continued development of its product candidates, including clinical trials, research and development expenses and general and administrative expenses, and for general corporate purposes.

Wedbush PacGrow Life Sciences is serving as lead placement agent with Ladenburg Thalmann & Co. Inc. serving as co-placement agent in the offering. The shares are being offered pursuant to Chelsea’s effective shelf registration statement previously filed with the Securities and Exchange Commission. Additional information and details with respect to the offering are included in a prospectus supplement that Chelsea has filed with the Commission and that may be obtained from the Commission’s website at www.sec.gov. The prospectus supplement also may be obtained from Chelsea by contacting Investor Relations at (704) 973-4231. This press release does not constitute an offer to sell, nor is it a solicitation of an offer to buy, any securities, nor shall there be any sale of the securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful. The securities may be offered only by means of the prospectus supplement and the related prospectus.

About Chelsea Therapeutics

Chelsea Therapeutics is a biopharmaceutical development company that acquires and develops innovative products for the treatment of a variety of human diseases. Chelsea’s most advanced drug candidate, Droxidopa, is an orally active synthetic precursor of norepinephrine initially being developed for the treatment of neurogenic orthostatic hypotension, an indication for which it was approved in Japan in 1989. In addition to Droxidopa, Chelsea is also developing a portfolio of metabolically inert oral antifolate molecules engineered to have potent anti-inflammatory and anti-tumor activity to treat a range of immunological disorders, including two clinical stage product candidates: CH-1504 and CH-4051.

This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include risks relating to the completion of the registered direct offering, including the satisfaction of customary closing conditions and the use of anticipated proceeds, our need to raise additional operating capital in the future, our history of losses, risks and costs of drug development, risk of regulatory approvals, our reliance on our lead drug candidates droxidopa and CH-1504, reliance on collaborations and licenses, intellectual property risks, competition, market acceptance for our products if any are approved for marketing, reliance on key personnel including specifically Dr. Pedder and other risks set forth in our public filings made with the Securities and Exchange Commission, including, without limitation, our Annual Report on Form 10-K.

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Chelsea Therapeutics:
Nick Riehle	Kathryn McNeil
Chief Financial Officer	Investor/Media Relations
704-341-1516 x101	718-788-2856